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                                                                   EXHIBIT 99.1


ENCORE ANNOUNCES NEW CHIEF FINANCIAL OFFICER


FORT WORTH, Texas- November 5, 2003- Encore Acquisition Company ("Encore") (NYSE:EAC) today announced that, as of November 17, 2003, Roy W. Jageman will be the Company's Chief Financial Officer.

Mr. Jageman has 14 years of corporate finance experience in the energy industry. He joins Encore from the corporate finance group of Simmons & Company International. Prior to joining Simmons he had been a member of the energy investment banking and equity capital markets groups of Lehman Brothers Inc. He is a graduate of the University of Texas at Austin, where he received a B.B.A. in Finance.

Jon S. Brumley, President of Encore commented, "We are pleased that Roy is joining our management team and look forward to his contribution. His corporate finance experience will be a valuable addition as we continue to implement our strategy of growing through development drilling, acquisitions and tertiary projects. We have worked with Roy in the past and having him on our team is an opportunity that Encore could not pass up."

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore's oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana, the Paradox Basin of Utah and the North Louisiana Salt Basin of Louisiana.

Contacts:

Jonny Brumley
President
817.339.0902

Morris B. Smith
Executive Vice President and CFO
817-339-0908

Rani M. Wainwright
Assistant Treasurer
817-339-0919